                                                               Exhibit 10.24






                             FAIRCHILD INCENTIVE PROGRAM








                               Effective March 10, 1997

                             FAIRCHILD INCENTIVE PROGRAM

                                  TABLE OF CONTENTS

1.     Objective and Structure.........................................   1

2.     Definitions.....................................................   1

3.     Effective Date..................................................   3

4.     Eligibility for Plan Participation..............................   3

5.     Target Awards and Incentive Levels..............................   4

6.     Plan Performance Goals..........................................   4

7.     Calculation and Payment of Awards...............................   5

8.     Termination of Employment.......................................   6

9.     Deferral of Awards..............................................   7

10.    Interpretations and Rule-Making.................................   8

11.    Declaration of Incentives, Amendment, or Discontinuance.........   9

12.    Miscellaneous...................................................   9

                               FAIRCHILD INCENTIVE PROGRAM

1.  Objective and Structure

    The Fairchild Incentive Program (the "Plan") is designed to help retain eligible employees and reward them for contributing to the success and profitability of the Company. These objectives are accomplished by making incentive awards under the Plan and providing Participants with a proprietary interest in the growth and performance of the Company.

     The Plan consists of two incentive plans combined in a single Plan document. One plan is the Employee Incentive Plan (the "Incentive Plan"), which is a non-ERISA cash bonus plan providing cash awards on an annual basis to eligible employees based on measures of business performance for the year.
 The other plan is a Select Employee Incentive Deferral Plan (the "Deferral Plan"), primarily set forth in Article 9 below, which is an unfunded plan for a select group of management or highly compensated employees, and hence is substantially exempt from ERISA. The Deferral Plan provides an opportunity for a limited number of management employees to defer receipt of their awards under the Incentive Plan until termination of their employment or other distributable event.


2.  Definitions

     Whenever used in the Plan, unless otherwise indicated, the following terms shall have the respective meanings set forth below:

Award: The amount, if any, to be paid to a Plan Participant for a particular Plan Period.

Award Date:    The later of sixty (60) days after the end of the Company's fiscal year, or fifteen (15) days after consolidated financial statements for the fiscal year are completed and accepted by the Company. As provided in Section 7, for certain
               Participants an additional mid-year Award Date shall apply, which shall be the later of sixty (60) days after the end of the Company's second fiscal quarter or fifteen (15) days after consolidated financial statements for the second fiscal quarter are completed and accepted by the Company.


Base Salary:   The annualized rate of base remuneration received by a
               Participant from the Company as of the end of the Plan
               Period, excluding all overtime, bonuses, fringe benefits and extraordinary items.


Company: FSC Semiconductor Corporation ("FSC") or any corporate successor assign which adopts or assumes the Plan. The term "Company," as used herein, shall also refer to any subsidiary or affiliate of FSC which adopts the Plan with the approval of FSC.


Committee:     The Compensation Committee appointed by the Board of Directors of FSC.

Disability:    Inability to perform any services for the Company, combined with eligibility to receive disability benefits under the standards used by the Company's long-term disability benefit plan.


Employee:      An individual in the regular full-time or regular part-time employ of the Company at any time during the Plan Period, not including interim employees, college co-ops, summer interns, or contract employees. Members of a collective bargaining unit shall be considered Employees for purposes of the Plan only if they satisfy the eligibility conditions of the preceding sentence and their collective bargaining agreement provides for their participation in the Plan. In addition, executive employees who are eligible for the Company's 1997 Executive
               Officer Incentive Plan Agreement, or any successor incentive plan exclusively for Company executives or directors, shall not be considered Employees under this Plan.

Extraordinary  Events that, in the opinion of the Committee, are beyond the
Occurrence:    significant influence of Plan Participants or the Company and cause a significant unintended effect, positive or negative, on Company operating and financial results.


Incentive      The allocation of Participants into groups, by job grade or
Levels:        management selection, as set forth in Article 5, for which a single Target Award level applies within the group but different Target Award levels may apply to different groups.
               Employees of foreign Company locations shall be assigned
               Incentive Levels by the Committee by tracking each of those Employees to the respective job grade listed on Schedule A which most closely matches the international job grade or classification of that foreign Employee.

Participant:   An Employee who at the time shall be a Participant in
               accordance with the provisions of Article 4.


Performance    Levels of performance shall be set in accordance with one
Goal:          or more financial and strategic goals developed by the
               Committee for the Company and, if desired by the Committee, for any Division, department, or other business unit or Employee group within the Company. For each goal, four levels of performance shall be set, as follows:

               (i) Threshold - The minimum acceptable level of performance for which an Award may be earned on a particular Performance Goal.

               (ii) Target - Good performance, usually set at a level equal to the Strategic Business Plan for financial measures, reflecting a degree of difficulty which has a reasonable probability of achievement.

               (iii) Stretch - Better than Target performance and reflecting a degree of difficulty with only a moderate probability of achievement.

               (iv) Best Expected - Exceptional performance far exceeding the Target level because of the great degree of difficult and the limited (10%-20%) probability of achievement.

               A Participant's Award shall be determined based on his or her weighted average level of performance for all goals applicable to that Participant for the Plan Period, in accordance with Articles 6 and 7.

Plan Period:   The fiscal year of the Company.  Because the Plan takes effect during the fourth quarter of the Company's 1997 fiscal year, the initial Plan Period shall only take into account prospective goals and performance for the balance of that fiscal year.

Retirement:    An Employee's permanent termination of employment with the
               Company at a time when both (a) and (b) apply: (a) either
               (i) age is at least sixty-five (65) or (ii) age is at least fifty-five (55) and age plus years of service in the employ of the Company totals sixty-five (65) or more, and (b) the terminating employee has certified to the Committee that he or she does not intend to engage in a full-time vocation.


Target Award:  The Award, expressed as a percentage of Base Salary, that is earned by a Participant for achievement of the Target level of performance.

3.  Effective Date

    The Plan will be conditioned upon, and effective commencing with, the closing date of the reorganization of the three Fairchild divisions of National Semiconductor Corporation (the Discrete, Logic and Memory divisions) pursuant to the Agreement and Plan of Recapitalization between Sterling Holding Company, LLC and National Semiconductor Corporation dated January 31, 1997.

4.  Eligibility for Plan Participation

    A. All Employees shall participate in the Plan, subject to the further provisions of this Article 4.

    B. Participants will be notified of their participation and Incentive Level during the first quarter of each Plan Period, or by the end of the first quarter beginning after their Employee status commences, if later.

    C. Newly hired Employees and newly promoted Employees shall be added as Participants to the Plan during the Plan Period. Participants who are added to the Plan during the Plan Period will receive a prorated Award based on relative length of time of participation in the Plan for that Plan Period as an Employee.

    D. A Participant who is no longer an Employee on the last day of the Plan Period will not be eligible for any Award for that Plan Period, except as provided in Section 8 below.

5.  Target Awards and Incentive Levels

    A. Each Participant will be assigned an Incentive Level based upon his or her job grade. A Target Award level, expressed as a percentage of Base Salary, shall be assigned to each Incentive Level and that Target Award may vary for each Incentive Level. The Incentive Levels, and corresponding Target Award levels, shall be as listed from time to time on attached Schedule A, which is hereby incorporated as part of the Plan.

    B. In the event that a Participant changes positions during the Plan Period and the change results in a change in Incentive Level, whether due to promotion or demotion, his Award for the Plan Period will be based on the Incentive Level attributable to his position as of the close of the Plan Period, without regard to any other Incentive Levels under which he participated during the Plan Period.

6.  Plan Performance Goals

    A. Performance Goals for each Plan Period, and associated weights, will be established by the Committee from time to time and set forth in attached Schedule B, which is hereby incorporated as part of the Plan. Participants in defined business units may have the same Performance Goals, as determined by the Committee. Each Performance Goal will have a defined Threshold, Target, and Stretch level of performance. A Best Expected level of performance may also be specified for one or more Performance Goals, subject to discretion of the Committee. Performance Goals and their associated weights may change from one Plan Period to another Plan Period to reflect the Company's operational and strategic goals.

    B.  Awards may range between 0% and 200% of Target, except as provided in
Section 7.A(4) below. A scale showing the amount of the Participant's Award relative to the Target Award at the various performance levels will be developed for each Performance Goal. Performance Goals and associated Awards (as a percent of the Target Award) will be set in a straight linear relationship from Threshold to Target, and from Target to Stretch Performance Goals, with Awards at the Stretch level being 150% of the Target Award, Awards at the Target level being 100% of the Target Award, and Awards at the Threshold level being 50% of the Target Award. The sum of the scoring on the Performance Goals will determine the total performance level. Awards for performance levels falling between or beyond the four Performance Goals will be determined by interpolation or extrapolation on the same straight linear basis. As a general rule, a Threshold performance level of 50% must be achieved in order for any Award to be paid, but the Committee has the discretion to make awards even if the Threshold level of performance is not met. If performance in excess of the Stretch Performance Goal is achieved, an award may be paid at the Best Expected Award level, which may be up to 200% of the Target Award, but payment of Awards beyond the Stretch level is subject to Committee discretion.

    C. Under exceptional circumstances, revisions to Performance Goals may be made by the Committee during the Plan Period if the business environment or key planning assumptions change significantly from conditions assumed at the start of the Plan Period. In addition,

    Performance Goals, performance scales, and Awards may be adjusted in the event the Committee determines there has been an Extraordinary Occurrence during the Plan Period that (i) affects one or more Performance Goals;
(ii) unreasonably distorts Award calculations; or (iii) results in undue benefit or detriment to the Plan Participants. Adjustments under the preceding sentence will be made solely for the purpose of neutralizing the effect of the Extraordinary Occurrence.

    D. In the event that a Participant changes business units during the Plan Period, the Participant's goals will be changed, if necessary, to reflect that of the new business unit. The Participant's Award will then be prorated to reflect both (i) the performance achieved by and Targets assigned to each business unit the Participant belonged to during the Plan Period and (ii) the length of time the Participant spent in each business unit during the Plan Period.

7.  Calculation and Payment of Awards

    A. The maximum amount available to be paid for Awards for any group of Participants or Incentive Level for the Plan Period shall be the applicable Incentive Level times the Base Salary of every Participant in the group, unless such maximum limit is adjusted by the Committee that Plan Year for that particular group. Subject to this maximum amount, a Participant's Award will be calculated as a percentage of Base Salary as follows:

         1) The performance of the Participant's group is scored on an overall basis at the end of the Plan Period, which score determines what percentage of the Target Award for the group becomes the Award level for each eligible Participant in the group for that Plan Period.

         2) For exceptional cases, Company management has discretion to recommend adjustments to individual Awards based on significantly greater or lesser individual contributions toward the group's overall performance score, which adjustments shall require the approval of the Committee. Without the approval of the Committee, no individual Award may exceed 200% of the Participant's Target Award amount.

          3) Total Awards within the Participant's group may not exceed the maximum limit set for Awards for that group for the Plan Period. As a result, Award amounts may be adjusted to ensure conformance with the maximum limit for the group.

    B. Measurement of performance on Performance Goals for Participants will be scored annually as approved by the President of FSC for each Plan Period in a range between 0% and 200%, based on actual performance by the group, Company, business unit or individual whose performance is measured for that Performance Goal.

    C. Awards will be paid in cash on or about the Award Date, except as provided in Section F below.

    D. Awards will reflect the Participant's Base Salary in effect at the end of the Plan Period. Participants who take an unpaid leave of absence during the Plan Period will have their

Awards reduced on a prorata basis to reflect the unpaid leave of absence, except as otherwise required by applicable law. A Participant on leave of absence (whether paid or unpaid) on the Award Date will not receive the Award until he or she returns from the leave of absence.

    E. Awards shall be paid, if at all, as of an annual Award Date for Participants in Grade 7 or above. For Participants in Grade 6 or below, Awards shall be paid, if at all, on a semi-annual basis applying the Performance Goals set forth in attached Schedule B for each respective half of the Company's fiscal year, and such Awards are payable on or about the corresponding mid-year and year-end Award Dates described in Section 2.

    F. All or any portion of the Award may be deferred under the Deferral Plan if an eligible Participant makes a voluntary irrevocable election to defer payment to a future date pursuant to the deferral terms contained in
Article 9.

8.  Termination of Employment

     A. Except as provided below, if a Participant's employment is terminated before the end of a Plan Period, then for that Plan Period the Participant will receive an Award (if any) reduced to reflect performance and Base Salary for the Participant's actual period of employment as an Employee during that Plan Period.

    B. Unless local law or regulation provides otherwise, payments of Awards made upon termination of employment by death, or on behalf of a Participant who dies prior to receiving the Award, shall be made on the Award Date to:
(i) beneficiaries designated by the Participant; if none, then (ii) to a legal representative of the Participant; if none, then (iii) to the person(s) entitled thereto as determined by a court of competent jurisdiction. The written consent of the Participant's spouse shall be required before the designation of a beneficiary other than that spouse will be valid.

    C. Notwithstanding any other provisions of the Plan to the contrary, the right of a Participant to receive an Award under this Plan shall be forfeited if the Participant's employment is terminated for cause. For purposes hereof, the term "cause" shall mean that the Board of Directors of FSC (in the case of the President or the Chief Financial Officer of FSC) or the President of FSC (in all other cases) has determined, in its or his reasonable judgment, that any one or more of the following has occurred:

         (i) The Participant shall have committed an act or acts of dishonesty or criminality that has had or could have an adverse effect on the Company;

         (ii) The Participant shall have committed any act of fraud, embezzlement or misappropriation of funds;

         (iii) The Participant shall have breached, in any material respect, any of the provisions of any employment or other agreement between the Participant and the Company;

         (iv) A failure by the Participant to take or refrain from taking any material action, which action Participant is then capable of taking or refraining from taking, as specified in written directions of the Board of Directors or President of FSC within a reasonable time following receipt by the Participant of such written direction; or

         (v) A failure by the Participant to perform his or her duties as an employee of the Company as determined by the Board of Directors of FSC, with the approval of the President of FSC.

A Participant's Award will be forfeited for any of the above reasons regardless of whether such act is discovered prior to or subsequent to the Participant's termination of employment or payment of an Award. If an Award has been paid, such payment shall be repaid to the Company by the Participant.


9.  Deferral of Awards

    A. Except to the extent prohibited by applicable law and regulations, an eligible Participant may elect to make an irrevocable election to defer receipt of all or any portion of any Award in accordance with this Article 9.
 Such Notice of Deferral Election must be completed at least thirty (30) days before the end of the preceding Plan Period. Notices of Deferral Election are not self-renewing and must be completed for each Plan Period if deferral is desired for the applicable Plan Period. Only Participants in a grade 9 position or higher shall be eligible to defer an Award under this Article. Thus, this Article 9 shall apply only to a select group of management or highly compensated employees and shall constitute a separate, unfunded plan for them. This separate plan shall be known as the Fairchild Select Employee Incentive Deferral Plan. It shall consist of this Article 9 and such defined terms and other provisions of the Fairchild Incentive Program document as are necessary to understand and implement the operation and administration of this Deferral Plan, which terms and provisions are incorporated by this reference. Those provisions include, without limitation, Articles 1 through 4, Sections 7.E. and 8.C., and Articles 10 through 12.

    B. For each Participant who elects deferral, the Company will establish and maintain book entry accounts which will reflect the deferred Award and any interest credited to the account. Each Participant with a deferred account under this Article shall have an unsecured claim for benefits from the Company, in accordance with Section 12.D. below.

    C. For deferred Awards, Participant deferred accounts will be credited each Award Date with interest set at the rate for long-term A-rated corporate bonds, as reported by the investment banking firm of Salomon Brothers Inc. of New York City (or such other investment banking firm as the Committee may specify) during the first week of each calendar year. The interest rate will be reset at the beginning of each calendar year. Interest will begin to accrue on the Award Date and will be credited each Award Date until the date payment is actually made. If a Participant's Award is distributed at any time other than on an Award Date, the Participant's account will be credited with interest until the date of distribution.

    D. A Participant will become entitled to receive any deferred Award, plus credited interest thereon, as of the earlier of the Participant's termination of employment for any reason (including, but not limited to, Retirement, Disability, sale of the Participant's business unit, or death) or a date pre-selected at least one year in advance by the Participant. The account balance will be paid in a lump sum in the month following the earlier of the Participant's termination of employment for any reason or the pre-selected
date, unless installment payments have been elected by the Participant.   To
elect installment payments, a Participant who has previously elected to defer an Award may irrevocably elect (such election to be valid only if made at least twelve (12) months prior to the Participant's termination of employment date) to have the balance of the deferred Award, plus credited interest thereon, paid to the Participant in periodic annual installments over a period of not more than ten (10) years. Payments shall commence in the month following the Participant's termination of employment and shall be made annually by the Company on a day each year that is within thirty (30) days of the anniversary of the Participant's termination of employment. If a Participant has requested installment payments and dies either before or after distribution has begun, the unpaid balance will be paid in a lump sum in the month following the Participant's death.


     E. Payment of part or all of any deferred Awards may be accelerated in the case of severe hardship, which shall mean an emergency or unexpected situation in the Participant's financial affairs, including, but not limited to, illness or accident involving the Participant or any of the Participant's dependents. All payments in case of hardship must be specifically approved by the Committee.

     F.   No Participant may borrow against his or her account.

     G. Except to the extent prohibited by applicable law and regulations, the Participant may designate a beneficiary to receive deferred Awards in the event of the Participant's death. The Participant's beneficiary may be changed without the consent of any prior beneficiary, except as follows:
In those jurisdictions where spouses are granted rights by law in a Participant's earnings, if the Participant is married at the time of designation, the Participant's spouse must consent to the beneficiary designation and the Participant's spouse must consent to any change in beneficiary. If no beneficiary is chosen or the beneficiary does not survive the Participant, the Award will be paid in accordance with Section 8.C. of the Plan or as otherwise required by applicable law or regulation.

10. Interpretations and Rule-Making

    The Committee shall have the right and power to: (i) interpret the provisions of the Plan, and resolve questions thereunder, which interpretations and resolutions shall be final and conclusive; (ii) adopt such rules and regulations with regard to the administration of the Plan as it deems necessary in its discretion; and (iii) generally take all action to equitably administer the operation of the Plan. The President of FSC may delegate any of his rights and duties under this Plan to one or more other officers of the Company.

11. Declaration of Incentives, Amendment, or Discontinuance

    The Committee, acting within his sole discretion, may: (i) determine, on or before an Award Date, not to make Awards to any or all Participants for the related Plan Period; (ii) make any modification or amendment to the Plan for any or all Participants; or (iii) discontinue the Plan for any or all Participants. Any amendment or termination of the Plan shall be done by written action of the Committee, approved by a majority of its members, but the Plan also may be contractually assigned by the Company to, or assumed by, any successor corporation without the need for action by the Committee.

12. Miscellaneous

    A. Except as provided in Section 9.G., no right or interest in the Plan is transferable or assignable except by will or the laws of descent and distribution.

    B. Participation in this Plan does not guarantee any right to continued employment, and management reserves the right to dismiss Participants for any reason whatsoever. Participation in one Plan Period does not guarantee the Participant the right to participation in any subsequent Plan Period.

     C. The Company reserves the right to deduct from all Awards under this Plan any taxes or other amounts required by law to be withheld with respect to Award payments. Unless prohibited by applicable law and regulations, Participants and beneficiaries shall be given the opportunity to choose whether to have income taxes withheld from their Award payments. Employment taxes, such as FICA and FUTA, shall be deducted from Participants' deferred accounts as of the close of each taxable year as and to the extent required by applicable law and regulations.

     D. This Plan constitutes an unfunded Plan of deferred compensation. As such, any amounts payable hereunder will be paid out of the general corporate assets of the Company and shall not be transferred into a trust or otherwise set aside. All accounts under the Plan will be for bookkeeping purposes only and shall not represent a claim against specific assets of the Company.
The Participant will be considered a general creditor of the Company and the obligation of the Company is purely contractual and shall not be funded or secured in any way.

     E. Maintenance of financial information relevant to measuring performance during the Plan Period will be the responsibility of the Chief Financial Officer of FSC.

     F. The provisions of the Plan shall not limit, or restrict, the right or power of the Company's Board of Directors to adopt such other plans or programs, or to make salary, bonus, incentive, or other payments, with respect to compensation of officers or Employees, as in its sole judgment it may deem proper.

     G. No member of the Committee or the Company's Board of Directors, nor any officer, employee, or agent of the Company, shall have any liability to any person, firm, or corporation based on or arising out of this Plan.

    IN WITNESS WHEREOF, this Plan, having been first duly adopted, is hereby executed below on this 10th day of March, 1997, to take effect as provided herein.
                             FSC SEMICONDUCTOR
                             CORPORATION

                             By: _______________________________
                             Print Name:
                             President:

                             FAIRCHILD INCENTIVE PROGRAM

                                      Schedule A

                  Incentive and Target Award Levels (Non-Executive)
                  ------------------------------------------------


                               Exempt Employee        Non-Exempt Employee
             Job Grade       Target Award Level       Target Award Level
             ---------       ------------------       ------------------

              Grade 9                  15%                 8%

              Grade 8                  10%                 8%

              Grade 7                  10%                 8%

              Grade 6 and below        8%                  8%


                 Incentive and Target Award Levels (Executive)
                 ---------------------------------------------
                  Job Grade                      Target Level
                  ---------                      ------------
                   3                             35%

                   4A                            30%

                   4                             30%

                   5                             20%

                   6                             20%

                            FAIRCHILD INCENTIVE PROGRAM

                                    Schedule B

                                 Performance Goals


I. For the Plan Period from the closing date to and including the Sunday nearest preceding or on May 31, 1997 (the "First Plan Period"), the Participant's incentive Award shall be calculated as follows:

    (A) the Participant's Base Salary paid during the First Plan Period, multiplied by
    (B)  the Participant's Incentive Level, multiplied by
    (C) (i) 0.5, if FSC's EBITDA (as defined in the Securities Purchase and Holders Agreement to be entered into by National, Sterling Holding Company, LLC and the Management Investors) for the First Plan Period equals $33.9 million multiplied by a fraction (the "First Plan Period Fraction"), the numerator of which equals the number of days in the First Plan Period and the denominator of which equals the number of days in the fiscal quarter of the Company and its predecessor which includes the First Plan Period (the "Threshold Amount"),
         (ii) 1.0, if FSC's EBITDA for the First Plan Period equals $35.4 million multiplied by the First Plan Period Fraction (the "Target Amount"),
        (iii) 1.5, if FSC's EBITDA for the First Plan Period equals $37.9 million multiplied by the First Plan Period Fraction (the "Stretch Amount"), or
         (iv) if FSC's EBITDA for the First Plan Period exceeds the Threshold Amount but is less than the Target Amount, or exceeds the Target Amount but is less than the Stretch Amount, such number between .5 and 1.0 or between 1.0 and 1.5, respectively, as reflects, on a proportionate basis, the relationship between actual EBITDA for such period and such benchmarks.

    If FSC's EBITDA for the First Period is less than the Threshold Amount or greater than the Stretch Amount, the Committee may, as contemplated by the Plan, make Awards, on a case by case basis, based on multipliers of less than 0.5 or greater than 1.5 (but in no event greater than 2.0), respectively. For purposes of this provision, the Best Expected Amount for the First Plan Period shall equal $40.3 million of EBITDA multiplied by the First Plan Period Fraction.

II. For the Plan Period from the Sunday nearest preceding or on May 31, 1997 to the Sunday nearest preceding or on May 31, 1998 (the "1998 Fiscal Year"), the Participant's incentive Award for a Participant in Grade 7 or above shall be calculated as follows:

    (A) the Participant's Base Salary paid during the 1998 Fiscal Year, multiplied by
    (B)  the Participant's Incentive Level, multiplied by
    (C) (i) 0.5, if FSC's EBITDA (as defined in the Securities Purchase and Holders Agreement (the "Stockholders Agreement") to be entered into by National, Sterling Holding Company, LLC and the Management Investors) for the

              1998 Fiscal Year equals $144.5 million or, in the case of persons who are Management Investors, as defined in the Stockholders Agreement, $164.0 million (the "Threshold Amount"),
         (ii) 1.0, if FSC's EBITDA for the 1998 Fiscal Year equals $174.2 million (the "Target Amount"),
        (iii) 1.5, if FSC's EBITDA for the 1998 Fiscal Year equals $183.7 million (the "Stretch Amount"), or
         (iv) if FSC's EBITDA for the 1998 Fiscal Year exceeds the Threshold Amount but is less than the Target Amount, or exceeds the Target Amount but is less than the Stretch Amount, such number between .5 and 1.0 or between 1.0 and 1.5, respectively, as reflects, on a proportionate basis, the relationship between actual EBITDA for such period and such benchmarks.

     If FSC's EBITDA for the 1998 Fiscal Year is less than the Threshold Amount or greater than the Stretch Amount, the Committee may, as contemplated by the Plan, make Awards on a case by case basis, based on multipliers of less than 0.5 or greater than 1.5 (but in no event greater than 2.0), respectively. For purposes of this provision, the Best Expected Amount for the 1998 Fiscal Year shall equal $193.1 million of EBITDA.

III. For the semi-annual Plan Period from the Sunday nearest preceding or on May 31, 1997 to the Sunday nearest preceding or on November 30, 1997 (the "First 1998 Period"), the incentive Award for a Participant in Grade 6 or below shall be calculated as follows:

     (A) the Participant's Base Salary paid during the First 1998 Period, multiplied by
     (B)  the Participant's Incentive Level, multiplied by
     (C) (i) 0.5, if FSC's EBITDA for the First 1998 Period equals $72.25 million (the "Threshold Amount"),
          (ii) 1.0, if FSC's EBITDA for the First 1998 Period equals $80.1 million (the "Target Amount"),
         (iii) 1.5, if FSC's EBITDA for the First 1998 Period equals $84.5 million (the "Stretch Amount"), or
          (iv) if FSC's EBITDA for the First 1998 Period exceeds the Threshold Amount but is less than the Target Amount, or exceeds the Target Amount but is less than the Stretch Amount, such number between
               0.5 and 1.0 or between 1.0 and 1.5, respectively, as reflects, on a proportionate basis, the relationship between actual EBITDA for such period and such benchmarks.

     If FSC's EBITDA for the First 1998 Period is less than the Threshold Amount or greater than the Stretch Amount, the Committee may, as contemplated by the Plan, make Awards on a case by case basis, based on multipliers of less than 0.5 or greater than 1.5 (but in no event greater than 2.0), respectively. For purposes of this provision, the Best Expected Amount for the First 1998 Period shall equal $88.8 million of EBITDA.

IV. For the semi-annual Plan Period from the Sunday nearest preceding or on November 30, 1997 to the Sunday nearest preceding or on May 31, 1998 (the "Second 1998 Period"), the incentive Award for a Participant in Grade 6 or below shall be calculated as follows:

    (A) the Participant's Base Salary paid during the Second 1998 Period, multiplied by
    (B)  the Participant's Incentive Level, multiplied by
    (C) (i) 0.5, if FSC's EBITDA for the Second 1998 Period equals $72.25 million (the "Threshold Amount"),
         (ii) 1.0, if FSC's EBITDA for the Second 1998 Period equals $94.1 million (the "Target Amount"),
        (iii) 1.5 if FSC's EBITDA for the Second 1998 Period equals $99.2 million (the "Stretch Amount"), or
        (iv) if FSC's EBITDA for the Second 1998 Period exceeds the Threshold Amount but is less than the Target Amount, or exceeds the Target Amount but is less than the Stretch Amount, such number between
              0.5 and 1.0 or between 1.0 and 1.5, respectively, as reflects, on a proportionate basis, the relationship between actual EBITDA for such period and such benchmarks.

    If FSC's EBITDA for the Second 1998 Period is less than the Threshold Amount or greater than the Stretch Amount, the Committee may, as contemplated by the Plan, make Awards on a case by case basis, based on multipliers of less than 0.5 or greater than 1.5 (but in no event greater than 2.0), respectively. For purposes of this provision, the Best Expected Amount for the Second 1998 Period shall equal $104.3 million of EBITDA.